News Release

FOR RELEASE THURSDAY, July 22, 2004

AT&T Announces Second-Quarter 2004 Earnings,Company
to Stop Investing in Traditional Consumer Services;
Concentrate Efforts on Business Markets

o Second-quarter earnings per diluted share of $0.14

o Consolidated revenue of $7.6 billion

o Operating income of $348 million

o Second-quarter cash from operating activities of $1.1 billion

BEDMINSTER, N.J. — AT&T (NYSE: T) today reported net income of $108 million, or earnings per diluted share of $0.14, for the second quarter of 2004. This compares to net income of $536 million, or earnings per diluted share of $0.68, in the second quarter of 2003.

The company also announced that it is shifting its focus away from traditional consumer services such as wireline residential telephone services, and concentrating its growth efforts going forward on business markets and emerging technologies, such as Voice over Internet Protocol (VoIP), that can serve businesses as well as consumers. The shift plays to AT&T’s strength as an innovator in communications and a leader in serving the complex networking and technology needs of businesses.

“AT&T is the leading provider of communications services to business customers, offering a full range of leading-edge networking and communications solutions on a global basis,” said David W. Dorman, AT&T’s Chairman and CEO, who noted that nearly 75% of AT&T’s revenue is now generated by AT&T Business. “We intend to widen the gap between AT&T and our competitors in the business market, while also improving our industry-leading cost structure and financial strength.”

As a result of recent changes in regulatory policy governing local telephone service, AT&T will no longer be competing for residential local and standalone long distance (LD) customers. The company stressed that existing residential customers will continue to receive the quality service they expect from AT&T; however, the company will no longer be investing to acquire new customers in this segment.

“This decision means that AT&T will focus on lines of business where we are a clear leader, where we control our own destiny and where we have distinct competitive advantages,” said Dorman. “Despite the near-term challenges associated with a difficult industry environment, we are confident that AT&T’s cost structure, customer base, strong balance sheet and cash flow give us the flexibility to continue investing for success in the long run.”

AT&T reported second-quarter 2004 consolidated revenue of $7.6 billion, which included $5.6 billion from AT&T Business and $2.0 billion from AT&T Consumer. Consolidated revenue declined 13.2 percent versus the second quarter of 2003, primarily due to continued declines in LD voice revenue.

AT&T’s second-quarter 2004 operating income totaled $348 million, resulting in a consolidated operating margin of 4.6 percent. Operating income included $54 million of net restructuring and other charges taken during the quarter primarily related to employee separations. This quarter the company also reported that it generated $1.1 billion in cash from operations while spending $0.5 billion on capital expenditures.

AT&T UNIT HIGHLIGHTS

AT&T Business

o	Revenue was $5.6 billion, a decline of 12.7 percent from the prior-year second quarter. Pricing pressure and mix shift from retail to wholesale negatively affected the unit’s revenue performance.

o	Long distance voice revenue decreased 17.6 percent from the prior-year second quarter, driven by continued pricing pressure as well as a continued mix shift in volume from retail to wholesale. Volumes were flat on a quarter-over-quarter basis, with growth in wholesale volumes offset by a decline in retail volumes.

o	Local voice revenue grew 5.0 percent from the prior-year second quarter. Local access lines totaled more than 4.6 million at the end of the current period, representing an increase of over 85,000 lines from the end of the first quarter of 2004.

o	Data revenue declined 10.4 percent from the prior-year second quarter. Revenue was negatively affected by pricing pressure, weak demand and technology migration.

o	IP&E-services revenue grew 2.3 percent over the prior-year second quarter. The quarter-over-quarter growth was primarily driven by strength in advanced services, including Enhanced Virtual Private Network and IP-enabled frame.

o	Outsourcing, professional services and other revenue declined 18.9 percent from the prior-year second quarter, due to customers reducing scope and terminating outsourcing contracts.

o	Operating income totaled $152 million in the period, yielding an operating margin of 2.7 percent. Second-quarter 2004 operating income included net restructuring and other charges of $52 million related to employee separations. The operating margin declined from the prior-year second quarter, reflecting the ongoing mix shift from retail LD products toward advanced and wholesale services.

o	The sequential increase in second-quarter operating margin was primarily driven by favorable access settlements. In the second half of 2004, we expect the operating margin to be eroded by continuing pricing pressure in the enterprise segment, RBOC share gains in the small and medium business markets and the customary impact of seasonality.

o	Capital expenditures were $463 million as AT&T Business continued to invest in its network and systems to drive continued cost efficiencies and expand its customer-focused networking capabilities.

o	AT&T Business showed an improvement in market share trends at the high end of the market, consistent with its strategy of keeping and building its enterprise customer base.

o	During the second quarter, a number of sizable customer wins and contract extensions were signed with companies including Lockheed Martin, Deutsche Bank and Providea, as well as The United States Army and The Internal Revenue Service, among many others.

AT&T Consumer

o	Revenue was $2.0 billion, a decline of 14.6 percent versus the prior-year second quarter, driven by lower standalone LD voice revenue as a result of the continued impact of competition, wireless and Internet substitution and customer migration to lower-priced products and calling plans, partially offset by targeted price increases.

o	Operating income totaled $240 million, yielding an operating margin of 11.9 percent. The margin decline from the prior-year second quarter was largely due to ongoing substitution and competition. In addition, increased spending for marketing and new initiatives such as VoIP contributed to the margin decline. Such declines were partially offset by the effects of pricing actions.

o	According to industry estimates, more than 40% of American households have now migrated to some combination of bundled communications services. Recent regulatory decisions make it financially infeasible for AT&T to offer a competitive bundle of services to consumers. AT&T has determined that it cannot effectively compete against bundled competition by selling only standalone LD.

o	As of June 30, 2004 AT&T Consumer offered its residential VoIP AT&T CallVantageSM Service in 72 major markets throughout the U.S. Recently, the company expanded the availability of its offer to 100 major markets in 32 states and Washington D.C.

OTHER CONSOLIDATED FINANCIAL HIGHLIGHTS

o	Free cash flow was $0.6 billion for the quarter. Free cash flow is defined as cash flow provided by operating activities of $1.1 billion less cash used for capital expenditures and other additions of $0.5 billion.

o	AT&T ended the quarter with net debt of $7.9 billion, a $0.5 billion decrease from the end of the first quarter of 2004. Net debt is defined as total debt of $11.2 billion less cash of $2.5 billion, restricted cash of $0.5 billion and net foreign debt fluctuations of $0.3 billion.

DEFINITIONS and NOTES

AT&T Business

LD Voice — includes all of AT&T’s domestic and international LD revenue, including Intralata toll when purchased as part of an LD calling plan.

Local Voice — includes all local calling and feature revenue, Intralata toll when purchased as part of a local calling plan, as well as Inter-carrier local revenue.

Data Services- includes bandwidth services (dedicated private line services through high-capacity optical transport), frame relay and asynchronous transfer mode (ATM) revenue for LD and local, as well as revenue for managed data services.

Internet Protocol & Enhanced Services (IP&E-services) — includes all services that ride on the IP common backbone or that use IP technology, including managed IP services, as well as application services (e.g., hosting, security).

Outsourcing, Professional Services & Other — includes complex bundled solutions primarily in the wide area/local area network space, AT&T’s professional services revenue associated with the company’s federal government customers, as well as all other Business revenue (and eliminations) not previously defined.

Data, IP&E-Services — Percent Managed — managed services refers to AT&T’s management of a client’s network or network and applications including applications that extend to the customer premise equipment.

Data, IP&E-Services — Percent International – a data service that either originates or terminates outside of the United States, or an IP&E-service installed or wholly delivered outside the United States.

AT&T Consumer

Bundled Services – includes any customer with a local relationship as a starting point, and all other AT&T subscription-based voice products provided to that customer.

Standalone LD, Transactional & Other Services — includes any customer with solely a long distance relationship, non-voice products, or a non subscription-based relationship.

Local Customers — residential customers that subscribe to AT&T local service.

Other Definitions and Notes

Restricted cash — $0.5 billion of cash that collateralizes a portion of private debt and is included in “other current assets” on the balance sheet.

Foreign currency fluctuations — represents mark-to-market adjustments, net of cash collateral collected, that increased the debt balance by approximately $0.3 billion at June 30, 2004, on non-U.S. denominated debt of about $1.8 billion. AT&T has entered into foreign exchange hedges that substantially offset the fluctuations in the debt balance. The offsetting mark-to-market adjustments of the hedges are included in “other current assets” and “other assets” on the balance sheet.

AT&T Corp. Consolidated Statements of Income (Unaudited)
Dollars in millions (except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
REVENUE (1)
AT&T Business	$5,611	$6,428	$11,483	$12,887
AT&T Consumer	2,011	2,354	4,118	4,868
Corporate and Other	14	13	25	26

Total Revenue	7,636	8,795	15,626	17,781
OPERATING EXPENSES
Access and other connection	2,481	2,708	5,119	5,406
Costs of services and products	1,759	1,958	3,623	3,969
Selling, general and administrative	1,763	1,837	3,507	3,758
Depreciation and amortization	1,231	1,197	2,481	2,383
Net restructuring and other charges	54	66	267	70

Total operating expenses	7,288	7,766	14,997	15,586
Operating income	348	1,029	629	2,195
Other income (expense), net	36	86	(138)	96
Interest (expense)	(191)	(296)	(419)	(628)

Income before income taxes, minority interest income, net earnings
related to equity investment and cumulative effect of accounting change	193	819	72	1,663
(Provision) benefit for income taxes	(87)	(308)	339	(605)
Minority interest income	1	--	1	1
Net earnings related to equity investments	1	25	--	6

Income before cumulative effect of accounting change	108	536	412	1,065
Cumulative effect of accounting change - net of taxes	--	--	--	42

Net income	$108	$536	$412	$1,107

Weighted-average common shares (millions)	794	787	794	786
Weighted-average common shares and potential common shares (millions)	797	787	796	786
PER BASIC AND DILUTED SHARE:
Earnings before cumulative effect of accounting change	$0.14	$0.68	$0.52	$1.36
Cumulative effect of accounting change	$--	$--	$--	$0.05

Earnings per basic and diluted share	$0.14	$0.68	$0.52	$1.41

Dividends declared per share	$0.2375	$0.1875	$0.4750	$0.3750

(1)    Prior period amounts have been restated to reflect the transfer of the remaining payphone business from AT&T Consumer to AT&T Business.

AT&T Corp. Consolidated Statements of Income (Unaudited)
Dollars in millions (except per share amounts)

	2Q04	1Q04	4Q03	3Q03	2Q03	1Q03	2003
REVENUE (1)
AT&T Business	$5,611	$5,872	$5,887	$6,301	$6,428	$6,459	$25,075
AT&T Consumer	2,011	2,107	2,198	2,334	2,354	2,514	9,400
Corporate and Other	14	11	14	14	13	13	54
Total revenue	7,636	7,990	8,099	8,649	8,795	8,986	34,529
OPERATING EXPENSES
Access and other connection	2,481	2,638	2,606	2,785	2,708	2,698	10,797
Costs of services and products	1,759	1,864	1,702	1,954	1,958	2,011	7,625
Selling, general and administrative	1,763	1,744	1,828	1,793	1,837	1,921	7,379
Depreciation and amortization	1,231	1,250	1,263	1,224	1,197	1,186	4,870
Net restructuring and other charges	54	213	67	64	66	4	201
Total operating expenses	7,288	7,709	7,466	7,820	7,766	7,820	30,872
Operating income	348	281	633	829	1,029	1,166	3,657
Other income (expense), net	36	(174)	102	(7)	86	10	191
Interest (expense)	(191)	(228)	(241)	(289)	(296)	(332)	(1,158)
Income (loss) from continuing operations before income
taxes, minority interest income and net earnings(losses)
related to equity investments	193	(121)	494	533	819	844	2,690
(Provision) benefit for income taxes	(87)	426	(139)	(72)	(308)	(297)	(816)
Minority interest income	1	--	--	--	--	1	1
Net earnings (losses) related to equity investments	1	(1)	(15)	(3)	25	(19)	(12)
Income from continuing operations	108	304	340	458	536	529	1,863
(Loss) from discontinued operations - net of taxes	--	--	--	(13)	--	--	(13)
Income before cumulative effect of accounting changes	108	304	340	445	536	529	1,850
Cumulative effect of accounting changes, net of taxes	--	--	--	(27)	--	42	15
Net income	$108	$304	$340	$418	$536	$571	$1,865
Weighted-average common shares (millions)	794	793	791	789	787	784	788
Weighted-average common shares and potential common shares
millions	797	796	793	791	787	785	789
PER BASIC SHARE:
Earnings from continuing operations	$0.14	$0.38	$0.43	$0.58	$0.68	$0.67	$2.37
(Loss) from discontinued operations	--	--	--	(0.02)	--	--	(0.02)
Cumulative effect of accounting changes	--	--	--	(0.03)	--	0.06	0.02
Earnings per basic share	$0.14	$0.38	$0.43	$0.53	$0.68	$0.73	$2.37
PER DILUTED SHARE:
Earnings from continuing operations	$0.14	$0.38	$0.43	$0.58	$0.68	$0.67	$2.36
(Loss) from discontinued operations	--	--	--	(0.02)	--	--	(0.02)
Cumulative effect of accounting changes	--	--	--	(0.03)	--	0.06	0.02
Earnings per diluted share	$0.14	$0.38	$0.43	$0.53	$0.68	$0.73	$2.36

(1)    Prior period amounts have been restated to reflect the transfer of the remaining payphone business from AT&T Consumer to AT&T Business.

AT&T Corp. Historical Segment Data (Unaudited)
Dollars in millions

	2Q04	1Q04	4Q03	3Q03	2Q03	1Q03	2003
AT&T Business (1)
LD Voice	$2,386	$2,613	$2,501	$2,820	$2,895	$2,983	$11,199
Local Voice	404	389	386	379	384	335	1,484
Total Voice	2,790	3,002	2,887	3,199	3,279	3,318	12,683
Data Services	1,785	1,797	1,940	1,949	1,993	2,000	7,882
IP&E-Services	470	471	460	476	459	445	1,840
Total Data and IP&E-Services	2,255	2,268	2,400	2,425	2,452	2,445	9,722
Outsourcing, Professional Services & Other	566	602	600	677	697	696	2,670
Total Revenue	5,611	5,872	5,887	6,301	6,428	6,459	25,075
Operating Income(2)	152	83	282	413	601	599	1,895
Operating Margin	2.7%	1.4%	4.8%	6.6%	9.3%	9.3%	7.6%
Capital Expenditures(6)	463	470	740	995	763	636	3,134
Depreciation & Amortization	1,176	1,192	1,200	1,162	1,133	1,126	4,621
Total Data and IP&E-Services - % managed	34%	33%	33%	33%	31%	30%	32%
Total Data and IP&E-Services - % international	15%	15%	14%	14%	14%	14%	14%
LD Volume Growth - Yr/Yr	0%	2%	7%	15%	12%	12%	11%
LD Volume % Wholesale	54%	54%	53%	51%	47%	45%	50%
AT&T Consumer (1)
Standalone LD, Transactional and Other Services	$1,327	$1,462	$1,604	$1,813	$1,894	$2,090	$7,401
Bundled Services	684	645	594	521	460	424	1,999
Total Revenue	2,011	2,107	2,198	2,334	2,354	2,514	9,400
Operating Income(3)	240	371	435	503	485	633	2,056
Operating Margin	11.9%	17.6%	19.8%	21.6%	20.6%	25.2%	21.9%
Capital Expenditures	15	13	19	14	19	22	74
Depreciation & Amortization	33	32	35	35	36	35	141
Local Customers (in thousands)	4,677	4,364	3,950	3,547	3,130	2,778	3,950
Corporate and Other (1)
Revenue	$14	$11	$14	$14	$13	$13	$54
Operating (Loss)(4)	(44)	(173)	(84)	(87)	(57)	(66)	(294)
Capital Expenditures(6)	2	2	13	198	8	4	223
Depreciation & Amortization	22	26	28	27	28	25	108
Total AT&T
Revenue	$7,636	$7,990	$8,099	$8,649	$8,795	$8,986	$34,529
Operating Income(5)	348	281	633	829	1,029	1,166	3,657
Operating Margin	4.6%	3.5%	7.8%	9.6%	11.7%	13.0%	10.6%
Capital Expenditures(6)	480	485	772	1,207	790	662	3,431
Depreciation & Amortization	1,231	1,250	1,263	1,224	1,197	1,186	4,870

(1)    Prior period amounts have been restated to reflect the transfer of the remaining payphone business from AT&T Consumer to AT&T Business.

(2)    Includes net business restructuring and asset impairment (charges) of ($52M) in 2Q04, ($91M) in 1Q04, ($33M) in 4Q03, ($53M) in 3Q03, ($47M) in 2Q03 and ($4M)
        in 1Q03, totaling ($137M) in 2003.

(3)    Includes net business restructuring and asset impairment (charges) of ($1M) in 1Q04, ($17M) in 4Q03, ($4M) in 3Q03 and ($5M) in 2Q03, totaling ($26M) in 2003.

(4)    Includes net business restructuring and asset impairment (charges) of ($2M) in 2Q04, ($121M) in 1Q04, ($17M) in 4Q03, ($7M) in 3Q03 and ($14M) in 2Q03, totaling
        ($38M) in 2003.

(5)    Includes net business restructuring and asset impairment (charges) of ($54M) in 2Q04, ($213M) in 1Q04, ($67M) in 4Q03, ($64M) in 3Q03, ($66M) in 2Q03 and ($4M)
        in 1Q03, totaling ($201M) in 2003.

(6)    Includes $433M in 3Q03 related to the adoption of FIN 46 of which $241M is included in Business and $192M is included in Corporate and Other.

AT&T Corp. Consolidated Balance Sheets (Unaudited)
Dollars in millions

	June 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$2,459	$4,353
Accounts receivable, less allowances of $608 and $579	3,661	4,036
Deferred income taxes	971	715
Other current assets	1,397	744

Total Current Assets	8,488	9,848
Property, plant and equipment, net of accumulated
depreciation of $36,191 and $34,300	22,833	24,376
Goodwill	4,781	4,801
Other purchased intangible assets, net of accumulated amortization
of $381 and $320	437	499
Prepaid pension costs	4,004	3,861
Other assets	3,275	4,603

TOTAL ASSETS	$43,818	$47,988

LIABILITIES
Accounts payable and accrued expenses	$2,920	$3,256
Compensation and benefit-related liabilities	1,458	1,783
Debt maturing within one year	1,913	1,343
Other current liabilities	2,274	2,501

Total Current Liabilities	8,565	8,883
Long-term debt	9,299	13,066
Long-term compensation and benefit-related liabilities	3,449	3,528
Deferred income taxes	5,452	5,395
Other long-term liabilities and deferred credits	2,998	3,160

Total Liabilities	29,763	34,032

SHAREOWNERS' EQUITY
Common Stock, $1 par value, authorized 2,500,000,000 shares;
issued and outstanding 794,593,329 shares (net of 171,981,708 treasury shares) at June 30, 2004 and 791,911,022 shares (net of
172,179,303 treasury shares) at December 31, 2003	795	792
Additional paid-in capital	27,437	27,722
Accumulated deficit	(14,299)	(14,707)
Accumulated other comprehensive income	122	149

Total Shareowners' Equity	14,055	13,956

TOTAL LIABILITIES & SHAREOWNERS' EQUITY	$43,818	$47,988

AT&T Corp. Consolidated Statements of Cash Flows (Unaudited)
Dollar in millions

	Six Months Ended June 30,
	2004	2003
Operating Activities
Net income	$412	$1,107
Deduct:
Cumulative effect of accounting change - net of income taxes	--	42

Income before cumulative effect of accounting change	412	1,065
Adjustments to reconcile income before cumulative effect of accounting change to net cash provided by operating activities:
Net gains on sales of businesses and investments	(14)	(37)
Loss on early extinguishment of debt	274	2
Net restructuring and other charges	226	70
Depreciation and amortization	2,481	2,383
Provision for uncollectible receivables	265	406
Deferred income taxes	(181)	376
Net pretax losses related to equity investments	--	(33)
Decrease in receivables	98	140
(Decrease) in accounts payable and accrued expenses	(189)	(308)
Net change in other operating assets and liabilities	(770)	336
Other adjustments, net	(139)	(47)

Net Cash Provided by Operating Activities	2,463	4,353

Investing Activities
Capital expenditures and other additions	(1,018)	(1,629)
Proceeds from sale or disposal of property, plant and equipment	25	23
Investment distributions and sales	36	101
Net dispositions (acquisitions) of businesses, net of cash disposed/acquired	8	(158)
Increase in restricted cash	(1)	(30)
Other investing activities, net	6	(27)

Net Cash Used in Investing Activities	(944)	(1,720)

Financing Activities
Retirement of long-term debt, including redemption premiums	(3,210)	(4,039)
(Decrease) in short-term borrowings, net	(195)	(1,270)
Issuance of AT&T common shares	33	64
Dividends paid on common stock	(377)	(294)
Other financing activities, net	336	148

Net Cash Used in Financing Activities	(3,413)	(5,391)

Net (decrease) in cash and cash equivalents	$(1,894)	(2,758)
Cash and cash equivalents at beginning of year	4,353	8,014

Cash and Cash Equivalents at End of Period	$2,459	$5,256

AT&T Corp. Reconciliation of Non-GAAP Measures

Net debt is defined as total debt, less cash, restricted cash and net foreign debt fluctuations:

June 30, 2004
Total Debt	$11,212
Less: Cash	2,459
Restricted cash	503
Foreign debt fluctuations	349

Net Debt	$7,901

Reconciliation of EBITDA to net income for the twelve months ended
June 30, 2004:
(dollars in millions)

Net Debt/EBITDA as of June 30, 2004                                                                                                           1.1x
                                                                                                                                                                                             Margin

EBITDA	$7,059	21.8%
Depreciation and amortization	(4,968)

Subtotal Operating Income	2,091	6.5%
Other (expense), net	(43)
Interest (expense)	(949)
Benefit (provision) for taxes	128
Minority interest income	1
Net (losses) related to equity investments	(18)
Income from continuing operations	1,210
(Loss) from discontinued operations, net of taxes	(13)
Cumulative effect of accounting changes, net of taxes	(27)

Net income	$1,170	3.6%

This document contains certain financial measures calculated in accordance with generally accepted accounting principles (GAAP), which have been adjusted to result in non-GAAP measures. These non-GAAP financial measures reflect measures of liquidity and profitability commonly used by the investment community for evaluation purposes. These measures should be considered in addition to, but not in lieu of financial measures reported under GAAP.

NOTE TO FINANCIAL MEDIA: AT&T executives will discuss the company’s performance in a two-way conference call for financial analysts at 8:15 a.m. ET today. Reporters are invited to listen to the call. U.S. callers should dial 888-428-4473 to access the call. Callers outside the U.S. should dial + 1-651-291-0561.

In addition, Internet rebroadcasts of the call will be available on the AT&T web site beginning later today. The web site address is www.att.com/ir. An audio rebroadcast of the conference call will also be available beginning at 12:30PM on Thursday, July 22 through 12:00AM on Tuesday, July 27. To access the audio rebroadcast, U.S. callers can dial 800-475-6701, access code 696623. Callers outside the U.S. should dial +1-320-365-3844, access code 696623.

The foregoing contains “forward-looking statements” which are based on management’s beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T’s control, that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, continued capacity oversupply, regulatory uncertainty and the effects of technological substitution, among other risks. For a more detailed description of the factors that could cause such a difference, please see AT&T’s10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.

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